Redfin Announces Agreement to Acquire RentPath for $608 Million

Acquisition brings together a leading site for homebuying with a leading site for rental listings

SEATTLE and ATLANTA — Feb. 19, 2021 — (NASDAQ: RDFN) — Redfin (www.redfin.com) has entered into an agreement to acquire RentPath (www.rentpath.com), the Atlanta-based owner of ApartmentGuide.com, Rent.com, and Rentals.com, for $608 million in cash. The acquisition will bring together a leading site for buying a home with a leading site for renting a home, giving anyone trying to move a complete view of her options.

“RentPath has more than 20,000 apartment buildings on its rental websites, and grew its traffic more than 25% last year,” said Redfin CEO Glenn Kelman. “We can almost double that audience, as one in five of Redfin.com’s 40+ million monthly visitors also wants to see homes for rent. Together with RentPath, we can create an online destination for every North American to find a home.”

“We are energized by the transformational potential of this combination to help more consumers find the right home and help property managers find residents,” said Dhiren Fonseca, RentPath's CEO. “RentPath's customers experienced all-time highs in traffic and leads from us last year and our value proposition to multifamily property managers has never been better. By acquiring RentPath, Redfin will be as committed as we are to the rental market. As part of the Redfin family, our platform will be well positioned to lead the market in the quality and value of our products, while giving our current and future customers access to many more high-intent renters through Redfin’s extensive network.”

Redfin, the technology-powered real estate brokerage, operates the #1 nationwide brokerage search site. The company uses a combination of local real estate agents and technology to make it easier, faster and less costly to buy or sell a home.

RentPath simplifies the apartment search experience for millions of consumers, connecting property-management companies with qualified prospective renters. The RentPath network of websites reached 16 million monthly visitors on average in 2020, and recorded full year 2020 revenue of $194 million.

Strategic Rationale

•Better Search Experience: More than a third of North American adults currently rent, so showing rentals is an important expansion of Redfin’s mission. When consumers think of home, they’ll think of Redfin, whether they are hoping to rent or buy, sell, or find a tenant. Redfin expects RentPath’s rental listings to be on Redfin.com in late 2022.
•Better Value for Advertisers: Redfin will increase RentPath’s reach, creating more rental opportunities for the rental properties promoted on RentPath sites. Redfin estimates that 10 million of Redfin’s 40+ million monthly online visitors may also be interested in rental properties.

•Traffic Growth: Both Redfin and RentPath grew traffic by over 20% in 2020 and have powerful channels for meeting customers and marketing listings directly to consumers. Together with RentPath, Redfin will aim to compete with the largest portals on every front, for every visitor.
•Improving the Rental Experience: While Redfin does not expect to hire real estate agents to represent renters, the company is excited about the opportunities to make the whole process of renting an apartment better.

Additional commentary from Glenn Kelman about the expected benefits of the acquisition is available at https://www.redfin.com/news/rentpath-acquisition.

Conference Call
Redfin will provide further details on the transaction on a conference call which will take place on February 19, 2021 at 5 a.m. Pacific Time / 8 a.m. Eastern Time. Call information will be posted on Redfin’s investor relations website.

Key Business Metrics

	Redfin	RentPath
Headquarters	Seattle	Atlanta
Employees (as of 12/31/20)	~4,000	~700
Avg Monthly Visitors*	39 million	16 million
Organic Visitors YoY Growth*	23%	26%
Total Revenue*	$875 million	$194 million
*Reflects trailing twelve months ended September 30, 2020 for Redfin, and full year 2020 for RentPath.

Transaction Details
The Boards of Directors of both companies have approved the transaction, which is subject to customary closing conditions, including antitrust approval and approval from a bankruptcy court. The closing of the transaction is not contingent on financing. Further details around closing will be forthcoming, at which time additional organizational and operational details will be announced.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including those relating to the anticipated closing of our acquisition of RentPath and anticipated benefits of the acquisition to us. We believe our expectations related to these forward-looking statements are reasonable, but actual results may turn out to be materially different. Factors that could cause actual results to differ materially from the forward-looking statements in his press release include: (i) we are unable to obtain antitrust approval or RentPath is unable to obtain bankruptcy court approval for the transaction, as contemplated; (ii) an event, change, or other circumstances has occurred that could give rise to the termination of the purchase agreement entered into for the acquisition of RentPath; (iii) we fail to retain key management or employees of RentPath; (iv) we are unable to integrate RentPath’s listings on

Redfin.com in a timely and cost-efficient manner; (v) the synergies from our acquisition of RentPath may not be as expected, may not be fully realized, or may take longer to realize than expected; and (vi) the disruption to our business resulting from our acquisition of RentPath is greater than expected. For additional factors, please see the risks and uncertainties identified under the heading "Risk Factors" in our annual report for the year ended December 31, 2019, as supplemented by our quarterly report for the quarter ended September 30, 2020, both of which are available on our Investor Relations website at http://investors.redfin.com and on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

About Redfin
Redfin (www.redfin.com) is a technology-powered residential real estate company, redefining real estate in the consumer’s favor in a commission-driven industry. We do this by integrating every step of the home buying and selling process and pairing our own agents with our own technology, creating a service that is faster, better and costs less. We offer brokerage, iBuying, mortgage, and title services, and we also run the country's #1 nationwide brokerage website, offering a host of online tools to consumers, including the Redfin Estimate. We represent people buying and selling homes in over 90 markets in the United States and Canada. Since our launch in 2006, we have saved our customers over $800 million and we’ve helped them buy or sell more than 235,000 homes worth more than $115 billion.

For more information or to contact a local Redfin real estate agent, visit www.redfin.com. To learn about housing market trends and download data, visit the Redfin Data Center. To be added to Redfin's press release distribution list, email press@redfin.com. To view Redfin's press center, click here.

Redfin-F

Redfin Investor Relations
Meg Nunnally, 206-576-8132
ir@redfin.com

Redfin Media Relations:
Mariam Sughayer, 206-588-6863
press@redfin.com

About RentPath
RentPath is a leading digital marketing solutions company that empowers millions nationwide to find apartments and houses for rent. Through its brands, RentPath continues to simplify the rental search experience while driving quality advertiser leads that result in occupancies and a high return on investment. With powerful online and mobile solutions that provide prospective renters with the information and tools they need, RentPath connects consumers with a home that reflects their personal lifestyles. If you need help finding great tenants for your community or property, please find us at www.rentpath.com/qet-started/.

RentPath helps people navigate the rental journey by providing a delightful, stress-free experience so that all renters find and enjoy their ideal home. If you’re interested in finding a home, visit us at www.apartmentguide.com, www.rent.com, or www.rentals.com.

RentPath Media Relations:
David Bell
press@rentpath.com

###